Exhibit 99.1

Rimage Announces Resignation of Manuel M. Almeida

Minneapolis, MN—August 6, 2009—Rimage Corporation (Nasdaq: RIMG) today announced that Manuel M. Almeida, executive vice president of sales and marketing, will be leaving Rimage, effective August 28, to assume a senior management position with another company.

Bernard P. Aldrich, chief executive officer, said: “Manny has been a valuable member of our management team since joining us in 2003. His marketing expertise focused the company in new areas and drove product concepts that fueled much of the company’s growth during his tenure. We deeply appreciate everything Manny has done for Rimage, and we wish him every success in his future pursuits.”

Sherman L. Black, Rimage’s president and chief operating officer, added: “Since my appointment in April, Manny has greatly facilitated my learning curve about Rimage’s global operations and future opportunities. During the time we have worked together, he became not only a trusted colleague but also a friend. I always will be appreciative of Manny’s support, and I wish him the very best in his next undertaking.”

Almeida said: “The decision to leave Rimage was difficult, because working here has been a highly gratifying experience. However, Rimage’s sales and marketing initiatives are under the direction of highly capable hands, and I am more convinced than ever that Rimage has an extremely promising future. My new endeavor is not only a great professional opportunity, but it also meets my personal objectives. I sincerely thank this company for the opportunity it has afforded me over the past six years.”

About Rimage

Rimage Corporation is the world’s leading provider of on-demand digital publishing systems that businesses and organizations use to quickly and easily produce CDs, DVDs and Blu-ray discs with customized content and durable color or monochrome disc labeling. Our systems integrate software, robotics and surface label printers into a complete disc publishing solution that typically is designed into OEM equipment as its digital output solution. Major markets for Rimage’s disc publishing systems include retail, medical, business services and government.

Statements regarding Rimage’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

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For additional information, contact:
Bernard P. (Bernie) Aldrich, CEO Robert M. Wolf, CFO Rimage Corporation 952/944-8144	Richard G. Cinquina Equity Market Partners 904/415-1415